Exhibit 99(a)
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                MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                            CAPITALIZATION SCHEDULE
                                 (In millions)
                                  (unaudited)

Set forth below is the capitalization of the company as of June 30, 1995:

Debt(a):
 Secured debt:
   Capital lease obligations ...................................      $     543
   Other secured obligations ...................................             22
                                                                      ---------
Total secured debt .............................................            565
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Unsecured debt:
   Senior Notes, net ...........................................          1,501
   Senior Debentures, net ......................................            884
   Other unsecured debt ........................................            107
                                                                      ---------
Total unsecured debt ...........................................          2,492
                                                                      ---------
   Total debt ..................................................      $   3,057
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Stockholders' equity:
   Class A common stock, $.10 par value, authorized
     500 million shares, issued 136 million shares .............      $      14
   Common stock, $.10 par value, authorized 2 billion
     shares, issued 593 million shares .........................             60
   Additional paid in capital ..................................          6,326
   Retained earnings ...........................................          4,036
   Treasury stock at cost, 51 million shares ...................         (1,005)
                                                                      ---------
Total stockholders' equity .....................................          9,431
                                                                      ---------
Total capitalization ...........................................      $  12,488
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    (a) See Note 6 of Notes to Consolidated Financial Statements on page 19 of the company's Annual Report to Stockholders, which is included in Exhibit 13 to the company's Annual Report on Form 10-K for the year ended December 31, 1994, for additional information concerning the company's capital lease obligations, which are obligations of subsidiaries of the company that are guaranteed by the company. Interest rates on capital lease obligations, on a weighted average basis, approximated 8.8% per annum at June 30, 1995.

    For additional information concerning the company's long-term debt, see Note 5 of Notes to Consolidated Financial Statements on pages 17 and 18 of the company's Annual Report to Stockholders, which is included in Exhibit 13 to the company's Annual Report on Form 10-K for the year ended December 31, 1994.